Exhibit 10.1

     [****]SUPPLY AGREEMENT [****]

(GE Healthcare [****] Products – [****])

1. GEHC GE HEALTHCARE BIO-SCIENCES CORP. 100 Results Way Marlborough, MA 01752 (“GEHC”)	2. PURCHASER T2 BIOSYSTEMS, INC. 101 Hartwell Ave. Lexington, MA 02421 (“Purchaser”)
3. PRODUCTS PRODUCTCODEPACK SIZE[****][****][****]

4. COMBINATION PRODUCTS

Combination Products shall mean:

Kits sold under the Purchaser’s own label that incorporates the Product that is described in Box 3.

Combination Products specifically exclude the Products sold on a stand-alone basis whether under the Purchaser’s own label or not and whether or not the pack size has been modified by the Purchaser.

5. MINIMUM PURCHASE REQUIREMENT

Annual Minimum Purchase Requirement the greater of [****] packs or [****]% of previous calendar year and renewing at the start of each calendar year throughout the Term.

6. FIELD Clinical diagnostics and life sciences research market
7. LICENSED TRADEMARKS None	8. TERRITORY Worldwide
9. EFFECTIVE DATE AND TERM Effective Date: ____March 1, 2019________ Term: 3 years, with successive two year auto-renewal periods thereafter up to 8 years.

In witness whereof, the parties hereto have caused their respective duly authorized representatives to execute this Agreement the day and year first above written.

For and on behalf ofFor and on behalf of

GE HEALTHCARE [****].T2 BIOSYSTEMS, INC.

Signature________________________Signature__________________________

Name (capitals) ___________________Name (capitals) ___________________________

Title ____________________________ Title________________________________

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Date ____________________________ Date________________________________

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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[****] SUPPLY AGREEMENT [****]

(GE Healthcare [****])

1.	Definitions

"Affiliate" means any entity that directly or indirectly controls, is controlled by or is under common control with a party, for so long as such control continues. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, partnership, other ownership interests, by contract or otherwise.

“Combination Products” means the apparatus, instrument, device or product listed on Box 4, Page 1 that conforms to quality and workmanship standards and incorporates one or more Products.

"Confidential Information" means, with respect to a party, subject to the exceptions set forth herein, any information of a confidential, proprietary or secret nature, in whatever form or media, relating to such party or any of its Affiliates or their respective businesses or operations, whether or not technical in nature and whether or not the information has been provided or disclosed prior to or after the date of this Agreement (together with any notes, summaries, reports, analyses or other material derived by Recipient of such information or its Representatives that contain or otherwise reflect such information). Such information shall include, without limitation: (i) the existence and terms of this Agreement; (ii) information of technical or scientific nature relating to or concerning know-how, technical data, computer programs and systems, designs, data bases, inventions, manufacturing or engineering techniques and procedures, equipment, materials, product designs and specifications, test and quality assurance procedures, research and research projects, and plans for future development; (iii) information of business nature, including trade secrets, prices of the Products and any other pricing information, sales data, customer lists and other information related to customers, customer purchase history, marketing or sales plans, distribution details, product plans, business strategies, costs, profits, formulae, markets, information related to suppliers, customers, agents and/or consultants and information relating to employees, training methods; (iv) all information that is designated as "confidential" or "proprietary" by the Disclosing Party at the time of disclosure; and (v) information entrusted to a party or any of its Affiliates by any other person on a confidential basis.

“End User” means an individual or entity that purchases a Combination Product solely for its internal use and not for resale.

"Field" means the field of use set for th Box 6, Page 1.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trade dress, logos, internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (including the Trademarks); (iv) copyrights and related rights, whether or not registered; (v) computer software, data, databases, files and documentation and other materials related thereto; (vi) trade secrets and confidential, technical and business information; (vii) all rights therein provided by bilateral or international treaties or conventions; and (viii) all rights to sue or recover and retain damages and costs and attorney’s fees for past, present and future infringement or misappropriation of any of the foregoing.

”Licensed Trademarks” means those Trademarks listed in Schedule 3 that GEHC has granted Purchaser the right to use.

“Minimum Purchase Requirement” means Purchaser’s minimum purchase obligation in each calendar year as set forth in Box 5, Page 1

.

“Permitted Affiliate” means an Affiliate of Purchaser that is permitted to sell Products solely in connection with Combination Products under the terms and conditions of this Agreement; provided that Purchaser shall ensure that, (i) each such Affiliate complies with the terms of this Agreement and all applicable law, including all export, anti-money laundering and restricted country treaties, statutes, or other relevant laws or regulations and (ii) subject to GEHC’s right to stop Purchaser from selling Products under this Agreement, upon notice thereof, Purchaser shall also cause such Affiliate to immediately stop selling Products upon written notice from GEHC.

“Permitted Distributor” means the third parties that have a valid and existing agreement with Purchaser permitted such parties to sell Combination Products; provided that Purchaser shall ensure that , (i) each such third party complies with the terms of this Agreement and all applicable law, including all export, anti-money laundering and restricted country treaties, statutes, or other relevant laws or regulations and (ii)subject to GEHC’s right to stop Purchaser from selling Products under this Agreement, upon notice thereof, Purchaser shall also cause such third parties to immediately stop selling Products upon written notice from GEHC.

”Permitted Manufacturer” means a third party manufacturer that Purchaser engages to manufacture Combination Products and incorporate the Products into Combination Products under the terms and conditions of this Agreement; provided that Purchaser shall ensure that (i) each such third party manufacturer complies with the terms of this Agreement and all applicable law, including all export, anti-money laundering and restricted country treaties, statutes, or other relevant laws or regulations and (ii) subject to GEHC’s right to stop Purchaser from selling Products under this Agreement, upon notice thereof, Purchaser shall also cause such third parties to immediately stop manufacturing Products upon written notice from GEHC.

“Products” means, collectively, the products listed on Box 3, Page 1, and which, pursuant to the terms of this Agreement, will be incorporated into and sold as a part of the Combination Products.

”Territory” means those jurisdictions sert forth in Box 7, Page 1.

“Trademarks” means all trademarks, service marks, logos, internet domain names and trade names, whether or not registered, and all goodwill associated therewith, associated or used in connection with the Products (including without limitation “GE,” “GEHC,” “General Electric”, “Amersham”, [****] and “Whatman”) together with all other trade dress, labels, designs, markings, notices or other means of identification which are part of or applied to any Product or its packaging.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; (c) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

2.	Supply of Products; Limitations

2.1Subject to the terms and conditions of this Agreement, GEHC hereby appoints Purchaser, and Purchaser hereby accepts the appointment, as a non-exclusive re-seller of the Products, without modification, solely as part of the Combination Products to End Users within the Field in the Territory.

2.2Pursuant to Section 2.1, Purchaser may sell Combination Products incorporating Products through its Permitted Affiliates or Permitted Distributors and Purchaser may engage Permitted Manufacturers to manufacture  Combination Products on behalf of Purchaser; provided that (i) Purchaser shall be fully responsible and liable for the acts and/or omissions of any Permitted Affiliate, Permitted Distributor or Permitted Manufacturer and (ii) Purchaser shall cause each Permitted Affiliate, Permitted Distributor and Permitted Manufacturer to fully comply with the terms and conditions of this Agreement.

2.3 Intentionally Omitted.

2.4Subject to Section 4, Purchaser acknowledges that in the performance of this Agreement one or more Affiliates of GEHC may manufacture, sell and/or deliver the Products purchased hereunder; provided that such Affiliate shall comply with the terms and conditions of this Agreement and GEHC shall remain liable for the performance of any obligations hereunder by its Affiliate.

3.	Rights and Limitations

3.1   No right or license under the Patent Rights, or otherwise, is granted to Purchaser, any Permitted Affiliates or Permitted Manufacturers to use the Products for any purpose other than as expressly provided herein.  In no event shall Purchaser, its Permitted Affiliates, Permitted Distributors or any Permitted Manufacturer (i) sell, offer for sale or otherwise distribute Products as a stand-alone product or in connection with any product other than the Combination Products; (ii) sell, offer for sale or otherwise distribute Products for use outside the Field; or (iii) alter, modify, reverse engineer, decompile, disassemble, deconstruct, improve or otherwise the Products or create any derivative works based upon Products.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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3.2Unless otherwise agreed to by the parties in writing, Purchaser will ensure that all sales of Products shall be to End Users and under terms that prohibit such End User’s from making, have made, modifying, selling, re-selling or otherwise transfering or distributing Products in any manner or by any means, on a stand-alone basis or as part of an assembly or system. For the avoidance of doubt, Purchaser shall be free to sell Combination Products through Permitted Distributors.

3.3All rights not expressly granted by GEHC hereunder are reserved to GEHC. Without limiting the generality of the foregoing, GEHC and Purchaser expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any rights other than the limited right expressly granted in Section 2 and 3, either expressly, by implication or by estoppel.

3.4Notwithstanding anything herein to the contrary, GEHC reserves the right to: (i) make, use and sell Products for itself, and to grant licenses to others in respect thereof, for any purpose whatsoever; and (ii) sell, offer for sale and/or have sold, either by itself, its Affiliates or any other person or entity, the Products on a stand-alone basis or in combination with other products, instruments or devices.

3.5 Intentionally Omitted.

4.	Change Control

4.1 Notwithstanding anything to the contrary contained in this Agreement, GEHC reserves the right,  in its sole discretion, without incurring any liability to Purchaser, its Permitted Affiliates or Permitted Distributors, exercisable upon written notice to Purchaser to  in accordance with Exhibit 1 (i) alter the specifications for any Product; (ii) discontinue the manufacture, purchase or sale of any Product; (iii) commence the manufacture and/or sale of new products having features that make any Product wholly or partially obsolete. The receipt by Purchaser of notice from GEHC discontinuing the manufacture or sale of any Product shall be deemed an amendment to the product specifications included in [****].  Sufficient notice shall include via GEHC’s website, electronic mail, fax or letter.

4.2In addition to the Last Time Purchase, GEHC shall use reasonable efforts to fill all pending orders (if any) from Purchaser (and its Permitted Affiliates) for any such altered or discontinued Product that has been accepted by GEHC, but not yet shipped, on the date GEHC gives notice pursuant to this Section 4.1.

5.	Ordering; Delivery; Forecasts

5.1Purchaser (directly or through a Permitted Affiliate) will order Products from GEHC under the terms and conditions of sale contained in this Agreement. Only Purchaser and its Permitted Affiliates may submit a purchase order to GEHC for Products. When used in this Section 5, “Purchaser” shall mean Purchaser,its Permitted Affiliates.

5.1.1 GEHC shall not have any obligation to sell or provide Products to any Permitted Affiliate that is or becomes a competitor of GEHC, either directly or indirectly.

5.1.2Purchaser acknowledges that this Agreement covers the purchase of Product by Purchaser,its Affiliates within the Territory only.

5.2Each time Purchaser wishes to purchase Products from GEHC, it shall submit a purchase order to GEHC.  Such purchase orders shall be submitted in writing by means and in a form as specified from time to time by GEHC.  Each purchase order shall specify (i) the purchase order number; (ii) the [****] number of Products; (iii) the quantities of Products ordered; and (iv) the shipping address.

5.3Upon receipt of a purchase order in accordance with this Agreement, GEHC shall send an order acknowledgement within 24-hours after entering the order. GEHC shall fulfill purchase orders to the extent the volume is equal to the volumes contained in a binding forecast delivered by Purchaser and shall use reasonable efforts fo fulfill any orders for Product placed by Purchaser that are not covered by the binding forceast out of GEHC’s available inventory at such time .All purchase orders are subject to (i) GEHC’s on-going credit review and approval and (ii) GEHC’s on-going determination that Purchaser and the proposed purchase order comply with all applicable laws and regulations. In the event that GEHC rejects a purchase order hereunder, the parties shall promptly discuss the reasons for such rejection and use reasonable good faith efforts to resolve the reason for rejection.  In addition, in the event that Purchaser delivers a request to amend an accepted purchase order, GEHC agrees to use good faith efforts to amend the purchase order.

5.4Purchase orders from Purchaser to GEHC shall be placed through GEHC’s customer service in the region for which the purchase order has been placed (i.e. Purchaser’s orders for the United States shall be through GEHC’s US customer service, Purchaser’s orders for the United Kingdom shall be through GEHC’s customer service covering the United Kingdom, etc.). GEHC shall have no obligation to fulfill orders placed in the wrong region.

5.5In the event that any terms or conditions in a purchase order conflict with, or are in addition to, the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control and such conflicting or additional terms in purchase order shall have no force or effect. No modification or waiver of the terms of this Agreement will be effective unless in writing explicitly amending this Agreement and signed by both parties.  Orders will be deemed accepted by GEHC upon Purchaser’s receipt of GEHC’s order confirmation with any modifications to requested quantities or delivery dates on Purchaser’s purchase order made by GEHC on the front of the order confirmation as the final agreement between GEHC and Purchaser.

5.6GEHC will select the method of shipment and the carrier to be used for shipment of Products ordered hereunder All Products shipped hereunder shall be delivered [****] in the United States, Puerto Rico and Canada, and [****] in any other country. It is hereby agreed that [****] delivery terms are not supported by GEHC. Partial deliveries of Product hereunder shall be permitted.

5.7Risk of loss and full legal and equitable interest and title in and to Products, shall pass to Purchaser upon delivery [****]. GEHC will not be responsible for any loss or damage to Products following delivery [****].

5.8Products cannot be returned without prior written authorization by GEHC.  Except for Products returned pursuant to Sections 5.10 and 12.4, a fee may be applied to shipments returned for exchange or credit.

5.9GEHC will use all reasonable endeavors to deliver Products on the agreed delivery date and will use all reasonable endeavors to avoid delay in delivery on the notified delivery dates. Failure to deliver by the specified date will not be a sufficient cause for cancellation, nor will GEHC be liable for any direct, indirect, consequential or economic loss due to delay in delivery.

5.10Purchaser shall notify GEHC within [****] business days in writing of any short delivery or defects reasonably discoverable on careful examination.  GEHC’s sole obligation shall be, at its option, (i) in the case of defective Products, to replace, repair or provide Purchaser with a refund for such Products, in accordance with Section 12.4 or (ii) in the case of short delivery, at Purchaser’s option, refund the purchase price actually paid for any undelivered Products or promptly deliver the remaining Products.

5.11 If Purchaser fails to accept delivery of any Products within [****] business days after receiving notice from GEHC that Products are ready for delivery, GEHC may dispose of or store such Products at Purchaser's reasonable expense.

5.12Where delivery of any Product requires an export license or other authorization before shipment, GEHC shall not be responsible for such license or authorization, or any loss, liability, fee or expense in any way connected theretoprovided that GEHC agrees to reasonably cooperate with Purchaser as necessary to provide relevant Product information .

5.13Each year during the term of this Agreement, Purchaser shall have the obligation to purchase the greater of the Minimum Purchase Requirement or the binding forecasted amount. If Purchaser fails to purchase the greater of the Minimum Purchase Requirement for the binding forecasted amount in any applicable year set forth, then following the conclusion of such period, [****].

5.14Purchaser agrees that, each quarter during the term of the Agreement, it will provide GEHC with its forecast of the quantity and required delivery date of the Products that Purchaser will require to purchase from GEHC during the [****] following months. Prior to the beginning of each calendar quarter, Purchaser shall deliver a purchase order for the quantity of Product required by Purchaser in the first three months of the forecaset and the first [****] months of each such forecast shall be binding on Purchaser and the [****] following months shall be

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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non-binding. For clarification, no Products will be shipped to Purchaser until a relevant purchase order is received and processed by GEHC as set forth herein. If Purchaser's actual needs for Products exceeds the binding forecast, GEHC shall use commercially reasonable efforts to supply Purchaser with the excess Product, but shall bear no liability to Purchaser if GEHC cannot supply such excess quantity.

5.15    Each year during the term of this Agreement, Purchaser shall have the option to place an annual blanket order covering Purchaser’s requirements for Products during such year.

6.	Pricing; Payments

6.1The price of Products will be in accordance with GEHC’s current list price minus any discount in accordance with Schedule 1. A quotation stating the exact purchase price to be paid by Purchaser to GEHC will be provided separately by GEHC.  The quote will be reissued annually by GEHC no later than December 1.  The prices are based on use of the Products solely in accordance with the requirements of this Agreement.  GEHC will deliver an invoice to Purchaser in connection with each delivery of Products hereunder.  Purchaser will timely pay the purchase price in accordance with the terms set forth herein.

6.2All payments hereunder shall be due and payable to GEHC [****] days from the date of invoice issued by GEHC.  In the event of late payment GEHC, after notice to Purchaser, reserves the right to (i) suspend deliveries and/or cancel any of its outstanding obligations; and/or (ii) charge interest at the higher of (A) [****] per annum or (B) the highest rate per annum permitted under applicable law, in each case calculated on a daily basis from the date such amount first becomes due until such amounts are paid in full. Purchaser shall reimburse GEHC for reasonable costs (including attorney’s fees) relating to collection of any unpaid amounts. GEHC may set-off any outstanding amounts due to GEHC by Purchaser against any and all payments due by GEHC to Purchaser hereunder.

6.3All payments due and payable by Purchaser to GEHC under this Agreement are exclusive of any Value Added Tax (“VAT”), sales and use tax, goods and services tax and similar indirect taxes. In the event that any VAT, sales and use tax, goods and services tax and similar indirect taxes are properly due under any applicable law, regulation or otherwise, this shall be charged by GEHC in addition to any other payments due hereunder and shall be payable by Purchaser on receipt of a valid invoice issued by GEHC, unless Purchaser provides GEHC with valid exemption documentation allowing GEHC not to charge the relevant indirect taxes. In addition and in the case of US domestic transactions only (i) in the event GEHC is assessed taxes, interest and penalty by any taxing authority, Purchaser agrees to reimburse GEHC for any such taxes, including any interest or penalty assessed thereon; and (ii) each party is responsible for any personal property or real estate taxes on property that the party owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts..

6.4The price payable by Purchaser for Product hereunder does not include the cost of handling, freight, shipping, packaging of Products for shipment, charges, levies, duties, assessments and other fees of any kind imposed by any governmental authority, or the cost of insurance from the time the Product leaves GEHC’s premises. Such costs shall be invoiced to Purchaser who shall pay such costs together with the prices hereunder.

7.	Records and Audits

7.1Purchaser shall at all times during the term of this Agreement, and for a period of five (5) years thereafter, keep true and accurate records relating to its sale of Combination Products in sufficient detail to enable GEHC to determine Purchaser’s, Permitted Affiliates,’ Permitted Distributors’ and Permitted Manufacturers’ compliance with this Agreement.  Such records shall also include full-lot traceability by product serial number to enable GEHC to identify all End Users of the Products sold by Purchaser, its Permitted Affiliates and Permitted Distributors.  In the event that GEHC is required to, or determines in its sole discretion to, conduct a product recall or withdrawal of the Products, GEHC shall promptly notify Purchaser and Purchaser will reasonably cooperate with GEHC in connection with such recall or withdrawal, as required by  law.  GEHC agrees that, in the event of a recall, it shall reimburse Purchaser for the cost of returning or reasonable costs for destroying any Products and GEHC shall promptly replace the Product subject to the recall or reimburse Purchaser for the cost thereof.

7.2GEHC shall have the right, at its own expense, to appoint an independent auditor reasonably acceptable to Purchaser to review Purchaser's and/or its Permitted Affiliates’ records that are necessary to verify compliance with this Agreement.  For avoidance of doubt, the scope of such audit shall include all records required to be maintained under Section 7.1. Such audits shall be performed upon reasonable advance notice during normal business hours and may not be called for more frequently than once in any calendar year.  The foregoing restriction is hereby waived by if any such audit reveals that Purchaser, its Permitted Affiliate or Permitted Distributor has failed to comply with the terms and conditions of this Agreement.

7.3 GEHC shall permit an agreed upon third party, upon reasonable prior notice and GEHC’s scheduled availability and during normal business hours, to view the manufacturing operations for and conduct audits of GEHC’s production and quality control procedures for the purchased Product and GEHC records as necessary to determine conformance with the terms of this Agreement. However, GEHC shall not be obliged to share information which constitutes proprietary Product information or secret manufacturing know-how.  Purchaser audits that are not based on breaches or alleged breaches of this Agreement and are not required by law or a governmental agency in excess of one (1) per calendar year will be mutually agreed upon by Purchaser and GEHC.  Upon the completion of any such audit, an exit meeting will be held with representatives from GEHC and Purchaser to discuss significant audit observations. Purchaser will provide a written report of all observations within thirty (30) days to GEHC. Within 30 days of the audit report receipt, Purchaser will provide written response to all findings that describes corrective action to be implemented as appropriate. A Non-Disclosure Agreement is required for each audit and Purchaser will assume all costs associated with any such audits.

8.	Trademark

8.1Unless listed in Schedule 3, Purchaser shall have no right to use any Trademarks in connection with Combination Products whatsoever.

8.2Purchaser acknowledges and agrees that:

8.2.1GEHC and/or its Affiliates own of all Trademarks;

8.2.2It is not contemplated that Purchaser will acquire any rights in the Trademarks, but in all cases, any rights Purchaser may acquire in any Trademark shall be assigned to GEHC or its designee absolutely and Purchaser agrees to enter into any and all documents necessary to effectuate such assignment; and

8.2.3Except as expressly set forth herein, Purchaser does not have any rights or any title whatsoever in or to GEHC’s technology, trade name or in or to any of the Trademarks.

9.	Other Proprietary Rights; Infringement

9.1  Subject to Section 3.1, all right, title and interest worldwide in the Intellectual Property Rights in or associated with the Products shall at all times remain vested solely and exclusively in GEHC and its Affiliates.

9.2  GEHC represents and warrants that the Products do not infringe the intellectual property rights of any third parties.

10Compliance

10.1  GEHC represents and warrants that it shall comply with all applicable laws and regulations in connection with the manufacturing, use, sale, shipment, and otherwise, of the Products.

10.2Purchaser represents and warrants that it shall comply with all applicable laws and regulations in connection with the sale and use of Combination Products, including, without limitation all applicable laws and regulations issued by the country of origin, the U.S. government, the United Nations or other similar international organization regarding export and/or import of Products as part of Combination Products.

10.3Purchaser shall not pay, offer or promise to pay, or authorize the payment directly or indirectly through any person or firm, anything of value (in the form of compensation, gift, contribution or otherwise) to:

10.3.1any person or firm employed by or acting for or on behalf of any customer, whether private or governmental, for the purpose of inducing or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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rewarding any favorable action by the customer in any commercial transaction or in any governmental matter; or

10.3.2any governmental official, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.

11Confidentiality

11.1During the term of this Agreement and a period of five (5) years thereafter, Purchaser and GEHC agree to keep confidential and not to disclose any Confidential Information of or about the other party to a third party and not to use such Confidential Information other than for the purpose of this Agreement.

11.2The undertakings of non-disclosure and non-use in this Section shall not apply to:

11.2.1  Information that at the time of disclosure or subsequently is published or otherwise generally available to the public other than through any act or omission on the part of the recipient party; or

11.2.2  Information that was in the possession of the recipient party at the time of disclosure, as evidenced by the recipient party’s written records; or

11.2.3 Information acquired from a third party who has the lawful right to make such disclosure as evidenced by the recipient party’s written records; or

11.2.4  Information that is independently developed by the recipient party without reference to or use of the materials comprising, or reverse engineering involving, the Confidential Information disclosed under this Agreement as evidenced by the recipient party’s written records; or

11.2.5  Information that is required to be disclosed by the recipient party pursuant to a legally enforceable order, direction or other regulation but any such disclosure shall be only so far as necessary to give effect thereto.

11.3Each party shall exercise all reasonable precautions to prevent the disclosure of Confidential Information of the other party by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Purchaser maintains to prevent the disclosure of its own confidential information.

11.4Upon termination of this Agreement, each party agrees to return at once to other party, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information.

12Warranty; Disclaimer

12.1Each party warrants and represents to the other that:

12.1.1 The execution, delivery and performance of this Agreement by it does not conflict with or contravene its certificate of incorporation or by-laws, nor will the execution, delivery or performance of this Agreement by it conflict with or result in a breach of, or entitle any party thereto to terminate, any agreement or instrument to which it is a party, or by which any of its assets or properties is bound.

12.1.2This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms.

12.1.3It has the legal right and authority to enter into, grant the rights hereunder, and perform its obligations under this Agreement.

12.2Neither party shall do any act or fail to do any act, if such act or failure to act would materially harm the other party, including without limitation, misrepresent, misuse or misapply the Product.  Each warranty given by GEHC in this Section 12 is given solely to, and may only be relied upon by, Purchaser and, subject to GEHC’s indemnity obligations, shall not extend to any End User, subsequent purchaser, transferee or assignee of any Product.

12.3Subject to GEHC’s indemnity obligations, Purchaser shall be fully and exclusively responsible for all warranties given by Purchaser to End Users, whether or not such warranties are greater than or in addition to the express warranties set forth in Section 12.4 of this Agreement. Purchaser agrees to indemnify, defend and hold harmless GEHC and its Affiliates and representatives from and against any and all claims by any person, whether or not such person is an End User, arising from, relating to, or in connection with any warranty given by Purchaser, whether express or implied.

12.4GEHC warrants that the Products provided hereunder will conform to the specifications included in GEHC’s product [****] in all material respects during at the time of shipment..  All warranty claims on the Products’ under this Section 12.4 must be made within ninety (90) days of Purchaser’s and/or the relevant Permitted Affiliate or Permitted Manufacturer  receipt of Products.  GEHC’s sole liability and Purchaser’s exclusive remedy for a breach of this warranty is limited to repair of, replacement of, or refund of the purchase price actually paid by Purchaser for such Products, at the sole option of GEHC.  Notwithstanding the expiration of the applicable product warranty set forth above, in the event that GEHC becomes aware that any applicable lot of Product sold to Purchaser hereunder does not conform to its Specifications, GEHC shall promptly notify Purchaser.

12.5EXCEPT AS EXPRESSLY PROVIDED HEREIN, GEHC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY (INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).  PURCHASER SHALL NOT HAVE THE RIGHT TO MAKE OR EXTEND, AND SHALL TAKE REASONABLE MEASURES TO ENSURE THAT NEITHER IT, ITS EMPLOYEES NOR ANY PERMITTED AFFILIATE MAKE ANY SUCH WARRANTY OR REPRESENTATION ON BEHALF OF GEHC TO ANY END USER OR OTHER THIRD PARTY.

12.6Except for the indemnification obligations set forth herein, GEHC shall have no liability under the warranties contained in this Section 12 arising from: (i) the use of the Products in combination with any software, tools, hardware, equipment, supplies, accessories or any other materials or services not furnished by GEHC or recommended in writing by GEHC other than as a Combination Product;  (ii) fair wear and tear or; (iii) fraud, willful damage or gross negligence of Purchaser or any of its Permitted Affiliates, Permitted Manufacturers or representatives; (iv) shipping, storage or working conditions after GEHC’s delivery of the Products to the common carrier other than in accordance with GEHC instructions;  (v) failure to follow GEHC's use restrictions, recommendations or instructions; (vi) any alteration, modification, repair or enhancement of the Products by Purchaser or any third party, without GEHC's prior written consent;  (vii) any misuse of the Products or Purchaser’s use of the Products not in accordance with specifications; (viii) any allegation that Purchaser’s use of Products infringes the Intellectual Property Rights of any other Person; (ix) subject to Section 15, any Products damaged or lost as a result of a force majeure event; or (x) any Products, if the price payable for such Product has not been paid in full in accordance with the terms of this Agreement.

13Indemnity

13.1  Purchaser Indemnity.  Purchaser agrees to indemnify, defend and hold harmless GEHC, its Affiliates, customers, successors and assigns, as well as each of their respective directors, officers, shareholders, employees and advisors (collectively, the "GEHC Indemnitees"), from and against any and all claims, demands, losses, liabilities, expenses, or damages (including investigative costs, court costs and attorneys’ fees) that any GEHC Indemnitee may suffer, pay, or incur as a result of, or in connection with:

13.1.1any breach by Purchaser, its Permitted Affiliates, Permitted Distributors, Permitted Manufacturers, employees or agents of any of Purchaser’s obligations or representations and warranties set forth in this Agreement;

13.1.2any fraud, gross negligence or intentional misconduct  by Purchaser, its Permitted Affiliates, Permitted Distributors, Permitted Manufacturers, employees or agents in connection with this Agreement

13.1.3 any claims (including, without limitation, claims of infringement or alleged infringement by the Combination Product which is not solely related the infringement or alleged infringement by the Product itself, death, personal injury, illness or property damage caused by the Combination Product not related to the performance of the Product) arising out of the exploitation of the rights granted under this Agreement or otherwise arising out of use, sale or distribution of the Products or Combination Products by Purchaser, its Permitted Affiliates, Permitted Distributors, Permitted Manufacturers, employees or agents hereunder; or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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13.1.4  representations, warranties or statements made by Purchaser, its Permitted Affiliates, Permitted Distributors, Permitted Manufacturers employees or agents in regard to the Products, which are not specifically authorized by GEHC herein or otherwise in writing.

13.2 Exceptions to Purchaser Indemnity.  Notwithstanding anything to the contrary contained herein, Purchaser shall not be obligated to indemnify, defend or hold harmless GEHC Indemnitees if such claim arises out of, or results from, in whole or part, (i) the fraud, gross negligence or intentional misconduct, or (ii) violation of applicable laws by any GEHC Indemnitees.

13.3GEHC Indemnity.  GEHC agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, customers, successors and assigns, as well as each of their respective directors, officers, shareholders, employees and advisors (collectively, the "Purchaser Indemnitees"), from and against any and all claims, demands, losses, liabilities, expenses, or damages (including investigative costs, court costs and attorneys’ fees) that any Purchaser Indemnitee may suffer, pay, or incur as a result of, or in connection with:

13.3.1any breach by GEHC, its Affiliates, employees or agents of any of GEHC’s obligations or representations and warranties set forth in this Agreement;

13.3.2any fraud, gross negligence or intentional misconduct  by GEHC, its Permitted Affiliates, Permitted Distributors, employees or agents in connection with this Agreement; or

13.3.3any claims (including, without limitation, claims of infringement or alleged infringement related to the Product itself and not related to the Combination Product , death, personal injury, illness or property damage) arising out of the sale or distribution of the Products by GEHC under this Agreement.

13.4 The indemnified party shall promptly notify the indemnifying party of any and all such claims for which it seeks indemnification hereunder.

14Term and Termination

14.1Unless otherwise terminated as provided for in this Agreement, this Agreement shall become effective as of the Effective Date and remain in effect for a period of three (3) years and shall automatically renew for additional successive two (2) year periods thereafter (each, a “Renewal Term” and together with the Initial Term, the “Term”) up to eight (8) years unless terminated in accordance with the terms of this Agreement.

14.2If either GEHC or Purchaser (a) fails to materially perform any of its obligations under this Agreement, or (b) materially breaches any representation or warranty made by it herein, then the non-defaulting party shall have the right to terminate this Agreement if such default or breach shall not have been cured within [****] days after the non-defaulting party has given written notice to the defaulting party specifying the nature of such default or breach.  Notwithstanding the foregoing, in the event that Purchaser fails to make payment for any amount due and payable hereunder when due, GEHC shall have the right to terminate this Agreement [****] days after written notice from GEHC of its intent to terminate for non-payment if such payment is not made within such [****] day period or if such occurance of late payment occurs [****] times within a rolling [****] months period.

14.3 This Agreement may be terminated immediately by either party in the event of (i) the other party’s insolvency, receivership, or voluntary or involuntary bankruptcy, (ii) an assignment by the other party for the benefit of creditors; or (iii) any substantial part of the other party’s property being or becoming subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.

14.4. This Agreement may be terminated by GEHC upon written notice to Purchaser upon Change of Control of Purchaser if (i) the proposed acquirer, assignee or transferee is verified to be on U.S. government embargo lists, lists of known parties and other watch lists and would cause GEHC to be in violation of its compliance program; (ii) if the proposed acquirer, signee or transferee is a direct competitor of GEHC in producing or selling the Product on a standalone basis (and not solely as part of a test or kit) as also referenced in Section 5.1.1 and  GEHC has a commercially reasonable concern with the Change of Control resulting from concerns with compliance with local, state or federal laws and regulations, or indication of any state or federal investigation or any other financial or legal viability concern relating to the proposed acquirer, signee or transferee, provided that the fact that the acquirer, assignee or transferee may compete in certain markets outside the manufacture or sale of the Product on a standalone basis is not a reason for termination under this Agreement.

14.5This Agreement may be terminated by either party without cause upon not less than [****] months’ prior written notice. In the event of such termination, Purchaser acknowledges that it has full financial responsibility for any undisputed costs of Products that are included in the binding portion of the forecast and that are held in GEHC’s inventory, work in progress (WIP) and any unique raw material used to manufacture Products and that payment shall be rendered by Purchaser within [****] days of the delivery by GEHC to Purchaser of a detailed invoice setting forth in detail the costs of each such item.

14.6  Last Time Purchase.  Upon delivery of notice of termination for any reason, except for cause under Sections 14.2, 14.3 or 14.4, GEHC shall fill all pending orders (if any) from Purchaser (and its Permitted Affiliates and Permitted Manufacturers) on the date either party gives notice of termination and GEHC shall accept a final order from Purchaser for Product with the specifications applicable to the last version of the Product acceptable to Purchaser, so long as the order is made within [****] days following receipt of notice of termination for a quantity of Product sufficient to meet Purchaser’s requirements for the [****] month period following the date of termination; provided, however, that such order shall not exceed [****] times the amount of the most recent [****] months of purchases delivered by GEHC to Purchaser hereunder (the ”Last Time Purchase”).  Such Last Time Purchase may include one or more than one lot of the Product.

14.7  Upon the termination of this Agreement:

14.7.1In the event that this Agreement is terminated by GEHC for cause under Sections 14.2, 14.3 or 14.4, Purchaser shall remain responsible to make any shortfall payment due and that any undisputed payment therefor shall be rendered by Purchaser within [****] days of the date of invoice to Purchaser detailing such shortfall.

14.7.2In the event of termination for any reason other than for cause by GEHC pursuant to Sections 14.2, 14.3 or 14.4,  Purchaser, its Permitted Affiliates and Permitted Distributors may continue to sell or offer for sale Combination Products which (i) are in Purchaser’s inventory on the termination or (ii) which are supplied on or after the termination date (the “Sell Off Period”).  For avoidance of doubt, Purchaser’s, its Permitted Affiliates’ and Permitted Distributors’ sale of Combination Products during the Sell Off Period shall be made in compliance with the terms and conditions of this Agreement.  .  In the event that this Agreement is terminated by GEHC pursuant to Sections 14.2, 14.3 or 14.4, Purchaser, its Permitted Affiliates and Permitted Distributors shall immediately destroy all remaining inventory of Products and such destruction shall be certified to GEHC in writing by a member of Purchaser’s senior management or other executive officer within five (5) business days following such destruction.

14.7.3Subject to Section 6.2, any purchase order placed by Purchaser and accepted by GEHC prior to the effective date of termination of this Agreement may only be cancelled by Purchaser with the prior written consent of GEHC.

14.7.4Immediately upon termination for any reason, Purchaser shall, and shall cause all of its Permitted Affiliates, Permitted Distributors and Permitted Manufacturers to, (i) cease using the Trademarks (except as necessary during an applicable Sell Off Period) and (ii) return all Confidential Information to GEHC and GEHC shall return all Confidential Information to Purchaser.

14.7.5Termination or expiration of this Agreement shall not relieve either party of its obligations hereunder that are intended to survive termination and each party shall retain all legal and equitable remedies after such termination or expiration.  The rights and obligations in the following clauses shall survive any termination of this Agreement to the degree necessary to permit their complete fulfillment or discharge: 6, 10, 11, 12, 13.6, 13.7, 15, 17.4 and 17.5.

14.8For the avoidance of doubt, the acceptance of any purchase order from, or the sale of any Products to, Purchaser after the expiration or termination of this Agreement shall not be construed as a renewal or extension, nor as a waiver of expiration or termination, of this Agreement.  In the absence of a written

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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agreement between the parties relating to the purchase of such Products, all such transactions shall be individually governed by GEHC’s standard terms and conditions governing such products in place from time to time which can be found at the following website https://www.gelifesciences.com/en/us/legal

15Force Majeure

The obligations of either party hereunder shall be excused or suspended to the extent performance is prevented or delayed by any future condition, which (i) is beyond the reasonable control, and without the fault or negligence, of the party affected thereby, (ii) was not foreseeable by such party at the time this Agreement was entered into, and (iii) could not have been prevented by such party taking reasonable steps. Such conditions shall include but not be limited to war, terrorism, mobilization, riots, fire, explosion, flood, insurrection, embargo, currency restriction, shortage of transport, general shortage of material and acts or omissions of governments in their sovereign capacity.

The party invoking Section 15.1 hereof shall, within seven (7) days after commencement of the condition there mentioned, give written notice thereof, and of the anticipated consequences thereof, to the other party. Within seven (7) days after termination or cessation of such condition, the affected party shall give further written notice to the other party detailing the actual results of such condition.

In the event of any such condition, the party affected thereby shall take all reasonable measures to mitigate and minimize the effect of the condition, and to resume as promptly as possible the diligent performance of its obligations under this Agreement. Nothing in this section shall, however, obligate either party to settle strikes or other labor disputes except on terms and conditions, which it, in the exercise of its sole discretion, deems appropriate.

16Governing Law and Disputes

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of law principles; except that, any matter touching or concerning intellectual property rights shall be governed by the laws of the jurisdiction in which such rights were granted. In no event shall this Agreement be governed by the UN Convention on Contracts for the International Sale of Goods

Any dispute, controversy, or claim relating to this Agreement ("Dispute") shall be resolved first through good faith negotiations between the parties. If the Dispute cannot be resolved through good faith negotiation, then the parties agree to submit the Dispute to mediation. The requirement of mediation and negotiation may be waived upon mutual written consent of Purchaser and GEHC.

If the Dispute is not otherwise resolved through negotiation or non-binding mediation within a reasonable time period (such time period not to exceed [****] days from the date the Dispute was first notified by either party to the other), either party may submit the Dispute exclusively to the courts of the State of New York.

THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO A TRIAL BY JURY.

17Notices

All notices and other communications hereunder shall be in writing.  All notices hereunder shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given:  when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, [****] business days after deposit in the mail, and shall be addresse or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

18Licenses, Permits and Export Control

18.1Each party shall apply and obtain from any appropriate governmental authorities all relevant licenses, permits and approvals necessary for the performance of this Agreement and shall bear all related costs arising therefrom. Neither party shall be responsible for the adverse consequences caused by the other party's failure in obtaining (in a timely manner) the aforementioned licenses/permits, and the non-defaulting Party shall be entitled to claim its losses (if any) from the defaulting party.

18.2Purchaser and GEHC hereby agree that they shall not, except as expressly permitted by applicable laws, make any disposition by way of transshipment, re-export, diversion or otherwise, of U.S. origin goods and technical data, or the direct product thereof, supplied by the GEHC hereunder. Purchaser hereby certifies that Products, information or assistance furnished by GEHC or its Affiliates under this Agreement shall not be used in the design, development, production, stockpiling or use of chemical, biological, or other weapons either by the Purchaser or by any entity acting on the Purchaser's behalf.

18.3Purchaser shall not export the Products or any information or documents provided hereunder within or outside of the Territory without the requisite export license from the relevant body of the United Nations or other similar international organization, the United States Government, the European Union, the country of origin or the original country of export. The requirement to obtain a license may vary depending on the country of destination, the end user, the end use and other factors. Upon request from GEHC, Purchaser shall furnish GEHC with copies of all documents relating to such export.

18.4The obligations of the parties to comply with all applicable export control laws and regulations shall survive any termination, or discharge of any other contract obligations.

19Miscellaneous

19.1Amendments and Modifications. No provision of this Agreement may be amended, modified or otherwise changed, other than by an instrument in writing duly executed on behalf of the parties of this Agreement.

19.2Successors and Assignment. This Agreement and the rights granted herein shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.2.1Neither party hereto shall assign or transfer any of its rights, privileges or obligations hereunder without the prior written consent of the other party hereto, except that, subject to Section14.4, m either party may assign this Agreement without consent (i) to one or more of its Affiliates or (ii) to any acquirer of or successor to that portion of its business to which this Agreement relates.

19.3Entire Agreement; Counterparts. This Agreement, together with any and all Schedules attached hereto, constitute the full understanding and the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, understandings and representations (whether oral or written) between the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.4Limitation of Liability.

19.4.1IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST DATA, LOST BUSINESS OPPORTUNITY, LOSS OF GOODWILL OR LOST USE) OR PUNITIVE DAMAGES REGARDLESS OF THE FORM OF ACTION, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.4.2The total liability of GEHC for any damages incurred under or in connection with this Agreement whether in contract, tort (including negligence), statute or otherwise will, to the extent permissible by law, not exceed an aggregate dollar amount equal to the sales of the applicable Products to Purchaser under this Agreement during the immediately preceding [****] month period.

19.5Insurance. Purchaser shall obtain and maintain appropriate coverage of general liability, product liability, and public liability insurance in the amount of no less than [****] Dollars (US$[****]) to protect GEHC and its respective trustees, officers, employees, attorneys and agents under the indemnification provided hereunder.  GEHC shall be provided appropriate certificates of insurance there under upon request to Purchaser

19.6Equitable Remedies.  The parties hereto agree that irreparable harm would occur in the event of a breach of any of the provisions of this Agreement and that monetary damages alone may be an inadequate remedy for any such breach because of the difficulty of ascertaining and quantifying the amount of

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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damage that may be suffered in any such event.  Accordingly, the parties hereby agree that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach or threatened breach and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall be in addition to, and not in lieu of, any other rights and remedies available at law or equity.

19.7Relationship. GEHC and Purchaser each acknowledge that they shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Except as expressly provided herein, neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other party, without the prior written consent of such other party.

19.8Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

19.9 Waiver. The failure of either party to insist upon the performance of any of the terms of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such term or the future exercise of such term by reason of such future events or events not previously insisted upon.

19.10Publicity.  Except to the extent required by applicable law, any press-release or other public announcement or statement regarding the existence of this Agreement, or any of its terms or conditions, shall be subject to the other party’s written prior approval.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Schedule 1

PRICING

[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Schedule 2

SPECIFICATIONS

[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Schedule 3

LICENSED TRADEMARKS

NONE

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit 1

CHANGE CONTROL PROCESS

As a supplier of products to the biopharmaceutical industry and products often used in a GMP environment, Supplier acknowledges that Change Control is a critical process in the quality management system and necessary to fulfill the obligations to supply products with a consistent quality to its customers.

The purpose of this Exhibit is to provide an overview of the change control process for the Product(s) identified on Page 1 Box 3 herein.

1.	Changes for which notification is given prior to implementation:

•	Change in label and/or primary packaging material
•	Change of company name

2.	Changes for which notification is given a minimum of 30 days prior to implementation:

•	Change to shelf life or storage conditions
•	Change to [****] number
•	Change of analytical specification limit within current limits
•	Changes to Certificate of Analysis (not related to specifications)

3.	Changes for which notification is given a minimum of 3 months prior to implementation:

•	Change of critical raw material
•	Change regarding animal origin of raw material
•	Change to a different test method (related to existing release specification)
•	Elimination of test method
•	Change of analytical specification - outside of current limits

4.	Changes for which notification is given a minimum of 6 months prior to implementation:

•	Change of manufacturing site
•	Change of critical Subcontractor
o	Discontinuation of Products

5.	At Purchaser’s request, samples from 3 separate lots will be provided for the following changes listed below:

•	Change to storage conditions
•	Change of critical raw material
•	Change of analytical specification – outside of current limits
•	Change of manufacturing site

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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